UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 10, 2009 (July 6, 2009)

Date of report (Date of earliest event reported)

ALLEGHENY ENERGY, INC.

(Exact name of registrant as specified in charter)

Maryland	1-267	13-5531602
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Cabin Hill Drive Greensburg, Pennsylvania	15601-1689
(Address of principal executive of offices)	(Zip code)

Registrant’s telephone number, including area code: (724) 837-3000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 6, 2009, Allegheny Energy Supply Company, LLC (“AE Supply”), a wholly-owned subsidiary of Allegheny Energy, Inc., completed a transaction pursuant to which the Pennsylvania Economic Development Financing Authority (“PEDFA”) issued $235 million in tax-exempt bonds (the “Bonds”) and, pursuant to a Loan Agreement by and between PEDFA and AE Supply (the “Loan Agreement”), loaned the proceeds therefrom to AE Supply to finance a portion of the flue gas desulfurization project at AE Supply’s Hatfield’s Ferry Power Station in Greene County, Pennsylvania.

The coupon rate on the bonds is 7.00%, and the interest on the Bonds is payable semi-annually on each January 15 and July 15, beginning January 15, 2010. The Bonds will mature on July 15, 2039. At any time and from time to time on or after July 15, 2019, at the option of AE Supply, the Bonds may be redeemed in whole or in part at a redemption price equal to 100% of the principal amount of the Bonds to be redeemed, plus accrued and unpaid interest to the redemption date. Pursuant to the Loan Agreement, AE Supply agreed to make principal, interest, premium payments, if any, or any purchase price payments as and when due to The Bank of New York Mellon Trust Company, N.A., as trustee, on behalf of PEDFA, with respect to the Bonds.

The Loan Agreement and other transaction documents contain standard representations, covenants and events of default for transactions of this type, including acceleration of the indebtedness upon certain events of default. The Loan Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
10.1	Loan Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY ENERGY, INC.

Dated: July 10, 2009	By:	/s/ David M. Feinberg
	Name:	David M. Feinberg
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Loan Agreement.